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                                                                    Exhibit 23.4








                         Independent Auditors' Consent

The Board of Directors
Taisil Electronic Materials Corporation:

We consent to incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of MEMC Electronic Materials, Inc. of our report dated January 14, 1998, relating to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of MEMC Electronic Materials, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.





/s/ KPMG Peat Marwick

Taipei, Taiwan
December 10, 1998